EXHIBIT 99.1

Houston Wire & Cable Company Elects Sandford Rothe to Board of Directors

HOUSTON, Nov. 06, 2018 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) announces the election of Sandford Rothe to its Board of Directors. Mr. Rothe will also serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Mr. Rothe, age 62, is a retired Partner of Deloitte LLP (“Deloitte”). Mr. Rothe joined Deloitte in 1977, became a partner in 1990, and was the Managing Partner of Deloitte’s Denver, Colorado office from 2002 through January 2018. He has significant experience with financial reporting, internal controls, risk management, mergers and acquisitions, and capital markets. Sandy serves on the Board of Directors of Junior Achievement – Rocky Mountain Inc., the Board of Trustees of the Denver Area Council of the Boy Scouts of America and the Board of Trustees of the Denver Botanic Gardens. Mr. Rothe is a graduate of Oklahoma State University with a degree in Accounting & Finance. He is a Certified Public Accountant.

"We are very excited to welcome Sandy to our Board of Directors. Sandy’s broad industry expertise and experience in innovation, growth, and new market development makes him a great, strategic addition to our Board," commented James Pokluda, President & CEO of Houston Wire & Cable Company.

About the Company
With 43 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

CONTACT:
Kayla Draper
Investor Relations Coordinator & Assistant to the CEO
Direct:  713.609.2227
Fax:  713.609.2168
kdraper@houwire.com